Exhibit 99.1

RAPT Therapeutics Reports Second Quarter 2020 Financial Results

SOUTH SAN FRANCISCO, Calif. – August 13, 2020 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases, today reported financial results for the second quarter ended June 30, 2020 and provided an update on recent operational and business progress.

“We remain on track to report initial results from our Phase 1/2 trial of FLX475 later this year and to report results from our Phase 1b study of RPT193 in patients with atopic dermatitis by year end,” said Brian Wong, M.D., Ph.D., President and CEO of RAPT Therapeutics. “We are pleased with the progress we are making in moving our programs forward and adapting our organization in the face of the COVID-19 pandemic.”

Financial Results for the Second Quarter and Six Months Ended June 30, 2020

Second Quarter Ended June 30, 2020

Net loss for the second quarter of 2020 was $12.4 million, compared to $10.6 million for the second quarter of 2019.

Research and development expenses for the second quarter of 2020 were $11.0 million, compared to $8.3 million for the same period in 2019 due to increased clinical costs for FLX475 and RPT193 as well as increased personnel costs associated with these studies and stock-based compensation expenses, offset by a decrease in lab supplies used for preclinical research.

General and administrative expenses for the second quarter of 2020 were $2.8 million, compared to $2.7 million for the same period of 2019. The slight increase was primarily due to an increase in stock-based compensation expense and costs associated with our public company status, offset by a decrease in professional fees.

Six Months Ended June 30, 2020

Net loss for the six months ended June 30, 2020 was $25.5 million, compared to $19.8 million for the same period in 2019.

Research and development expenses for the six months ended June 30, 2020 were $21.7 million, compared to $16.1 million for the same period in 2019. The increase was primarily due to increases in costs relating to the clinical development of FLX475 and RPT193 and increased preclinical program costs as well as increased stock-based compensation and personnel expenses, offset by decreases in costs relating to lab supplies used for preclinical research.

General and administrative expenses for the six months ended June 30, 2020 were $6.1 million, compared to $4.4 million for the same period of 2019. The increase in general and administrative expenses was primarily due to increased stock-based compensation expense as well as costs associated with our public company status, offset by a decrease in travel and personnel costs.

As of June 30, 2020, we had cash and cash equivalents and marketable securities of $133.0 million.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical stage immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, FLX475 and RPT193, each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of cancer and inflammation, respectively. The Company is also pursuing a range of targets, including hematopoietic progenitor kinase 1 (HPK1) and general control nonderepressible 2 (GCN2), that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about clinical development progress and the timing of results from clinical trials of FLX475 and RPT193. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Form 10-Q filed with the Securities and Exchange Commission on August 13, 2020 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements.

RAPT Media Contact:

Angela Bitting

media@rapt.com

(925) 202-6211

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$1,277	$—	$2,212	$—
Operating expenses:
Research and development	10,986	8,267	21,669	16,137
General and administrative	2,802	2,692	6,091	4,366

Total operating expenses	13,788	10,959	27,760	20,503

Loss from operations	(12,511)	(10,959)	(25,548)	(20,503)
Other income, net	391	333	526	689

Net loss before taxes	(12,120)	(10,626)	(25,022)	(19,814)
Provision for income taxes	267	—	504	—

Net loss	(12,387)	(10,626)	(25,526)	(19,814)
Other comprehensive income (loss):
Foreign currency translation adjustment	(199)	2	5	2
Unrealized gain on marketable securities	369	—	152	—

Total comprehensive loss	$(12,217)	$(10,624)	$(25,369)	$(19,812)

Net loss per share, basic and diluted	$(0.51)	$(14.78)	$(1.08)	$(28.80)

Weighted average number of shares used in computing net loss per share, basic and diluted	24,336,102	719,026	23,743,058	687,870

RAPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$28,957	$77,383
Marketable securities	103,993	—
Prepaid expenses and other current assets	3,127	3,123

Total current assets	136,077	80,506
Property and equipment, net	3,210	3,707
Other assets	389	389

Total assets	$139,676	$84,602

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,381	$1,143
Accrued expenses	4,256	3,642
Deferred revenue	6,013	4,000
Other current liabilities	430	471

Total current liabilities	13,080	9,256
Deferred rent, net of current portion	2,210	2,225
Deferred revenue, non-current	1,775	—
Commitments
Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	309,908	235,049
Accumulated other comprehensive income	177	20
Accumulated deficit	(187,476)	(161,950)

Total stockholders’ equity	122,611	73,121

Total liabilities and stockholders’ equity	$139,676	$84,602